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                                                                    EXHIBIT 11.2
                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States)
         (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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
                                                         FISCAL QUARTER ENDED  TWO FISCAL QUARTERS ENDED
                                                         --------------------  -------------------------
                                                          Nov 2,     Oct 27,      Nov 2,       Oct 27,
                                                           1997       1996        1997          1996
                                                         --------   ---------  ----------     ----------
EARNINGS PER SHARE (U.S. GAAP) - PRIMARY

 Net earnings                                            $ 57,993   $ 62,781    $122,347       $123,582
                                                         ========   ========    ========       ========
 Weighted average number of Common Shares
   outstanding during the period                          174,733    170,232     173,830        169,736

 Net effect of dilutive stock options
   based on the treasury stock method                       7,995      4,515       7,206          5,101
                                                         --------   --------    --------       --------
 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                      182,728    174,747     181,036        174,837
                                                         ========   ========    ========       ========

 Earnings (loss) per share (U.S. GAAP)                   $   0.32   $   0.36    $   0.68       $   0.71
                                                         ========   ========    ========       ========

EARNINGS (LOSS) PER SHARE (U.S. GAAP) - FULLY DILUTED

 Net earnings (loss)                                     $ 57,993   $ 62,781    $122,347       $123,582
                                                         ========   ========    ========       ========
 Weighted average number of Common Shares
   outstanding during the period                          174,733    170,232     173,830        169,736

 Net effect of dilutive stock options
   based on the treasury stock method                       7,995      4,515       8,140          5,101
                                                         --------   --------    --------       --------
 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                      182,728    174,747     181,970        174,837
                                                         ========   ========    ========       ========

 Earnings (loss) per share (U.S. GAAP)                   $   0.32   $   0.36    $   0.67       $   0.71
                                                         ========   ========    ========       ========

EARNINGS (LOSS) PER SHARE EXPRESSED IN U.S. DOLLARS

 Daily average exchange rate of a Canadian
  dollar for U.S. dollars as reported by the
   federal reserve bank of New York                      $ 0.7204   $ 0.7322    $ 0.7223       $ 0.7316

 Earnings (loss) per share (U.S. GAAP)
  - Primary, in U.S. dollars                             $   0.23   $   0.26    $   0.49       $   0.52
                                                         ========   ========    ========       ========
 Earnings (loss) per share (U.S. GAAP)
  - Fully diluted, in U.S. dollars                       $   0.23   $   0.26    $   0.49       $   0.52
                                                         ========   ========    ========       ========
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